Exhibit 10.1

Annual Incentive Bonuses

        Each fiscal year, the Company establishes a bonus pool based on financial and non-financial goals. The award of bonuses are at the Compensation Committee's sole discretion. Factors considered in awarding a bonus are the Company's core execution of key initiative performance goals, and the associate's level of responsibility, exhibited individual initiative, and effectiveness of management